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[LOGO OF RULE INDUSTRIES APPEARS HERE]


FOR IMMEDIATE RELEASE                                                   RULENEWS
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P.R. # 7-95                                CONTACT:  John A. Geishecker, Jr.
                                                     Vice President-Finance

Business and Financial Editors
Tuesday, August 15, 1995
2:30 PM, Boston Time
Burlington, Massachusetts

                                 PRESS RELEASE
                                 -------------

Rule Industries (NASDAQ - RULE) and Greenfield Industries, Inc. (NASDAQ - GFII) jointly announced that they executed a definitive agreement to merge Rule with Greenfield Industries. This agreement follows the previously announced execution of a letter of intent on July 20, 1995.

Under the terms of the merger agreement, Greenfield Industries will pay $15.30 per share in cash for the outstanding shares of Rule common stock and assume debt of approximately $39,000,000. In addition, shareholders of Rule will receive non-transferable beneficial interests in a residual trust, that could distribute some incremental amount of cash during the two year period following the merger. As part of the transaction, Rule has also granted Greenfield Industries an option to purchase 630,000 shares of Rule common stock at an exercise price of $8.00 per share. If exercised, those shares issued to Greenfield Industries would not participate in the residual trust.

Completion of the transaction is subject to certain conditions including approval by Rule shareholders, termination of applicable waiting periods under federal antitrust laws and satisfactory completion of environmental surveys presently underway at Rule's plant sites. Rule believes these conditions will be satisfied and the transaction will close in October.

The announcement of the Rule - Greenfield merger has generated considerable excitement throughout Rule's industrial and consumer hardware customer base for power tool accessory products. The blending of Greenfield's expertise in production of high quality rotary and carbide cutting tools with Rule's recognized experience in band steel cutting tools, such as bandsaws, holesaws and reciprocating saws, is totally complementary and offers exciting marketing opportunities within each company's hardware customer base. In this regard the expansion of production capacities at Rule's plant sites will continue in order to satisfy the higher levels of customer demand that were triggered at the time of the Disston consolidation a year ago.

Rule Industries is a diversified manufacturer of products for industrial and consumer hardware markets and recreational marine markets.